Exhibit 99.1

April 23, 2026

Analyst:    Eric Wasserstrom, 312-762-2155, huntington.investor.relations@huntington.com

Media:        Tracy Pesho, 216-276-3301, media@huntington.com

Huntington Bancshares Incorporated Declares Quarterly Cash Dividends
On Its Common and Preferred Stocks

Columbus, Ohio – Huntington Bancshares Incorporated announced that the Board of Directors ("Board") declared a quarterly cash dividend on the company’s common stock (Nasdaq: HBAN) of $0.155 per common share, unchanged from the prior quarter. The common stock cash dividend is payable July 1, 2026, to shareholders of record on June 17, 2026.

The Board also declared quarterly cash dividends on the following six series of its preferred stock payable July 15, 2026, to their respective shareholders of record on July 1, 2026:

•A quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $16.58677465 per share (equivalent to $0.4146694 per depositary receipt share).
•A quarterly cash dividend on its 5.625% Series F Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AT1) of $1,406.25 per share (equivalent to $14.0625 per depositary share).
•A quarterly cash dividend on its 4.450% Series G Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150AV6) of $1,112.50 per share (equivalent to $11.1250 per depositary share).
•A quarterly cash dividend on its 4.5% Series H Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANP) of $11.25 per share (equivalent to $0.28125 per depositary share).
•A quarterly cash dividend on its 6.875% Series J Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANL) of $17.19 per share (equivalent to $0.42975 per depositary share).
•A quarterly cash dividend on its 6.25% Series K Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150BG8) of $1,562.50 per share (equivalent to $15.625 per depositary share).

Lastly, the Board declared a quarterly cash dividend on the company's 5.50% Series L Non-Cumulative Perpetual Preferred Stock (Nasdaq: HBANZ) of $343.75 per share (equivalent to $0.34375 per depositary share) payable August 20, 2026, to shareholders of record on August 5, 2026.

About Huntington
Huntington Bancshares Incorporated is a $285 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates over 1,400 branches in 21 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.